Exhibit 99(a)

               First Bancorp Reports Record Quarterly Earnings

    TROY, N.C., Oct. 23 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, announced third quarter net income today of $5,056,000, or $0.53 per diluted share, both amounts which are records for the company. The reported diluted earnings per share of $0.53 are a 6.0% increase over the $0.50 diluted earnings per share reported by the company in both the second quarter of 2003 and the third quarter of 2002.
    Annualized key performance ratios for the quarter ended September 30, 2003 include:

    * Return on average assets of 1.50%
    * Return on average equity of 14.57%
    * Net charge-offs to average loans of 0.08%
    * Net interest margin of 4.52%
    * Nonperforming assets to total assets at quarter end of 0.39%
    * Efficiency ratio of 51.63%

    Net income for the nine months ended September 30, 2003 amounted to $14,560,000, or $1.52 per diluted share, a 10.9% increase in diluted earnings per share over the net income of $12,811,000, or $1.37 per diluted share, reported for the nine months ended September 30, 2002.
    Total assets at September 30, 2003 amounted to $1.36 billion, 16.1% higher than a year earlier. Total loans at September 30, 2003 amounted to $1.14 billion, a 16.3% increase from a year earlier, and total deposits amounted to $1.14 billion at September 30, 2003, a 12.7% increase from a year earlier. The Company's January 15, 2003 acquisition of Carolina Community Bancshares, Inc. (CCB), Dillon County, SC, contributed to the year-over-year increases. As of the acquisition date, CCB had total assets of $70.2 million, with loans of $47.7 million and deposits of $58.7 million.
    The increase in loans and deposits over the past twelve months resulted in an increase in the Company's net interest income when comparing the three and nine month periods in 2003 to the comparable periods in 2002. Net interest income for the third quarter of 2003 amounted to $14.0 million, a 7.9% increase over the $13.0 million recorded in the third quarter of 2002. Net interest income for the nine months ended September 30, 2003 amounted to $41.1 million, a 12.1% increase over the $36.6 million recorded in the same nine month period in 2002.
    The positive impact on net interest income of the increases in loans and deposits more than offset slightly lower net interest margins realized in 2003 compared to 2002. The Company's 4.52% net interest margin (tax-equivalent net interest income divided by average earning assets) for the third quarter of 2003 was within 7 basis points of the net interest margin recorded in each of the three preceding quarters, but was less than the 4.78% net interest margin recorded in the third quarter of 2002. The decrease in the net interest margin was caused primarily by the negative impact of the interest rate cuts initiated by the Federal Reserve subsequent to September 30, 2002. The Company's net interest margin for the nine months ended September 30, 2003 and 2002 did not vary significantly, amounting to 4.54% and 4.59%, respectively.
    Most components of noninterest income and noninterest expense have increased in 2003 as a result of the Company's overall growth. Noninterest income has also been positively affected by 1) increased mortgage loan refinancing activity that has increased mortgage origination fees, and 2) the acquisition of Uwharrie Insurance Group, a property and casualty insurance company, on January 2, 2003 that has increased commissions from financial product sales.
    The Company's asset quality ratios have remained sound in 2003. For the three and nine months ended September 30, 2003, annualized net charge-offs as a percentage of average loans amounted to 8 basis points and 9 basis points, respectively, compared to 9 basis points for each of the comparable periods in 2002. The Company's nonperforming assets to total assets ratio of 0.39% at September 30, 2003 is slightly higher than the same ratio of 0.37% a year earlier, but remains significantly lower than a June 30, 2003 North Carolina state bank average of 0.60%. While asset quality ratios have not varied significantly, the Company recorded a higher provision for loan losses in the third quarter of 2003 compared to 2002 ($695,000 vs. $575,000) as a result of higher loan growth experienced during the quarter. The provision for loan losses was approximately $1.8 million for each of the nine month periods ended September 30, 2003 and 2002.
    James H. Garner, President and CEO of First Bancorp, commented on today's earnings report, "I am pleased to report these record quarterly earnings, especially in light of the weak economy and the challenges to the Company's net interest margin caused by the June 27, 2003 Federal Reserve interest rate cut. We continue to focus on providing the best in community banking to our customers, and I am pleased that our strong performance reflects those efforts."
    Mr. Garner also commented on the Company's pending acquisition of four branches from RBC Centura with approximately $100 million in deposits, "In August, we announced an agreement to acquire four RBC branches, located in Fairmont, Harmony, Kenansville, and Wallace. I am pleased to report that we plan to open these branches as branches of First Bank on Monday, October 27, 2003. Let me extend an early welcome to the customers and employees that will become part of our family," stated Mr. Garner. "I look forward to our future together," Mr. Garner added.
    Mr. Garner also noted the following corporate developments:

    * As noted above and discussed in more detail in an August 14, 2003 press release reporting the agreement, on October 27, 2003, the Company expects to complete the acquisition of four RBC Centura branches, located in Wallace, Kenansville, Fairmont, and Harmony, all in North Carolina. The branches have a total of approximately $100 million in deposits and $30 million in loans.

    * During the fourth quarter of 2003, the Company plans to open two new branches, located in Mayodan and Sanford. Mayodan is located in Rockingham County, which is north of Greensboro, and will represent First Bank's first office in the county. Sanford is located in Lee County, and this branch will join First Bank's existing two branches in Sanford and the branch in Broadway in serving the citizens of Lee County.

    * The Company is holding a ground-breaking for a new building being constructed in Wytheville, Virginia on November 14, 2003. The existing branch in Wytheville will be moving to the new location upon the completion of the building, expected to be in the third quarter of 2004. The new building will be located at the Wal-Mart shopping center on Virginia Avenue. The Company entered Virginia in December 2001 with the opening of the Wytheville branch.

    * In January 2004, the Company expects to open a new branch in Abingdon, Virginia. Abingdon is located approximately 40 miles southwest of Wytheville, Virginia. The branch will be located at 102 Wall Street.

    * On August 26, 2003, the Company announced a quarterly dividend increase to 24 cents per share (from 23 cents per share) payable on October 24, 2003 to shareholders of record on September 30, 2003.

    * During the third quarter of 2003, the Company repurchased 8,666 shares of its own common stock at an average price of $26.01 per share. For the nine months ended September 30, 2003, the Company repurchased 209,380 shares of its own common stock at an average price of $24.83 per share.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 51 branch offices, with 47 branches operating in a sixteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 1 branch in Wytheville, Virginia, where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.
    Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.
    This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.


    First Bancorp and Subsidiaries
    Financial Summary

    ($ in thousands except per share data - unaudited)


                        Three Months Ended        Nine Months Ended
                          September 30,             September 30,
                                          Percent                    Percent
                          2003     2002   Change   2003      2002    Change

    INCOME STATEMENT

    Interest income
     Interest and fees
      on loans         $ 17,296  17,140         $ 51,554    50,010
     Interest on investment
      securities          1,053   1,408            3,288     4,532
     Other interest income  123     122              651       598
      Total interest
       income            18,472  18,670   -1.1%   55,493    55,140     0.6%
    Interest expense
     Interest on
      deposits            4,018   5,396           13,130    17,783
     Interest on
      borrowings            413     258            1,306       718
       Total interest
        expense           4,431   5,654  -21.6%   14,436    18,501   -22.0%
        Net interest
         income          14,041  13,016    7.9%   41,057    36,639    12.1%
    Provision for loan
     losses                 695     575   20.9%    1,755     1,790    -2.0%
    Net interest income
     after provision
     for loan losses     13,346  12,441    7.3%   39,302    34,849    12.8%

    Noninterest income
     Service charges on
      deposit accounts    1,988   1,733            5,776     5,019
     Other service charges,
      commissions, and
      fees                  667     548            2,076     1,758
     Fees from presold
      mortgages             565     359            1,918     1,139
     Commissions from
      financial product
      sales                 361     189              956       632
     Data processing fees    90      78              242       234
     Securities gains        82      (2)              82        25
     Other gains (losses)    49     (16)              87       (20)
      Total noninterest
       income             3,802   2,889   31.6%   11,137     8,787    26.7%

    Noninterest expenses
     Personnel expense    5,561   4,714           16,283    13,873
     Occupancy and equipment
      expense             1,231   1,063            3,658     3,082
     Intangibles
      amortization           46       8              137        24
     Other operating
      expenses            2,435   2,348            7,795     6,959
      Total noninterest
       expenses           9,273   8,133   14.0%   27,873    23,938   16.4%
    Income before income
     taxes                7,875   7,197    9.4%   22,566    19,698   14.6%
    Income taxes          2,819   2,538   11.1%    8,006     6,887   16.2%
    Net income         $  5,056 $ 4,659    8.5% $ 14,560  $ 12,811   13.7%

    Earnings per share
     - basic           $   0.54    0.51    5.9% $   1.55      1.40   10.7%
    Earnings per share
     - diluted             0.53    0.50    6.0%     1.52      1.37   10.9%

    ADDITIONAL INCOME STATEMENT INFORMATION

    Net interest income,
     as reported       $ 14,041  13,016         $ 41,057    36,639
    Tax-equivalent
     adjustment (1)         119     127              393       404
    Net interest income,
     tax-equivalent    $ 14,160  13,143    7.7% $ 41,450    37,043   11.9%

    (1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 35% tax rate and is reduced by the related nondeductible portion of interest expense.


    PERFORMANCE RATIOS (annualized)

                         Three Months Ended           Nine Months Ended
                            September 30,               September 30,
                                            Percent                    Percent
                           2003      2002   Change      2003      2002  Change
    Return on average
     assets             1.50%      1.59%               1.49%      1.49%
    Return on average
     equity            14.57%     15.31%              14.33%     14.29%
    Net interest margin
     - tax
     equivalent (1)     4.52%      4.78%               4.54%      4.59%
    Efficiency ratio -
     tax equivalent (1)
    (2)                51.63%     50.73%              53.00%     52.23%
    Net charge-offs to
     average loans      0.08%      0.09%               0.09%      0.09%
    Nonperforming assets
     to total assets
    (period end)        0.39%      0.37%               0.39%      0.37%

    SHARE DATA
    Cash dividends
     declared         $ 0.24       0.23    4.3%      $ 0.70       0.67   4.5%
    Stated book value  14.70      13.38    9.9%       14.70      13.38   9.9%
    Tangible book
     value             10.80      10.70    0.9%       10.80      10.70   0.9%
    Common shares
     outstanding at
     end of period 9,394,301  9,126,019           9,394,301  9,126,019
    Weighted average
     shares outstanding
     - basic       9,378,865  9,131,922           9,376,581  9,144,704
    Weighted average
     shares outstanding
     - diluted     9,560,585  9,314,960           9,555,610  9,331,835
    Shareholders'
     equity to
     assets            10.17%     10.45%              10.17%     10.45%

    AVERAGE BALANCES (in thousands)
    Total assets  $1,334,177  1,163,122   14.7%  $1,309,421  1,151,634  13.7%
    Loans          1,127,947    979,489   15.2%   1,088,553    943,017  15.4%
    Earning assets 1,243,195  1,091,119   13.9%   1,219,360  1,077,967  13.1%
    Deposits       1,146,683  1,002,770   14.4%   1,130,775  1,000,964  13.0%
    Interest-bearing
     liabilities   1,057,358    928,672   13.9%   1,042,336    919,598  13.3%
    Shareholders'
     equity          137,655    120,731   14.0%     135,848    119,897  13.3%

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
     (2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

    TREND INFORMATION
    ($ in thousands except share data)

    INCOME STATEMENT

                                     For the Three Months Ended
                    Sept. 30,  June 30, March 31, Dec. 31, Sept. 30, One Year
                       2003      2003      2003     2002     2002      Change

    Net interest income
     - tax equivalent
     (1)             $14,160    13,807   13,483    12,882   13,143      7.7%
    Taxable equivalent
     adjustment          119       133      141       131      127     -6.3%
    Net interest
     income           14,041    13,674   13,342    12,751   13,016      7.9%
    Provision for loan
     losses              695       540      520       755      575     20.9%
    Noninterest income 3,802     3,602    3,733     3,181    2,889     31.6%
    Noninterest
     expense           9,273     9,352    9,248     8,363    8,133     14.0%
    Income before income
     taxes             7,875     7,384    7,307     6,814    7,197      9.4%
    Income taxes       2,819     2,573    2,614     2,395    2,538     11.1%
    Net income         5,056     4,811    4,693     4,419    4,659      8.5%

    Earnings per share
     - basic            0.54      0.51     0.50      0.48     0.51      5.9%
    Earnings per share
     - diluted          0.53      0.50     0.49      0.48     0.50      6.0%

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.


    PERIOD END BALANCES (in thousands)

                 Sept. 30,   June 30,   March 31,  Dec. 31, Sept. 30, One Year
                    2003       2003       2003        2002      2002   Change
    Assets     $1,357,222  1,325,803   1,323,647  1,218,146  1,168,875  16.1%
    Securities    103,825     91,869      95,814     80,769     94,744   9.6%
    Loans       1,142,900  1,107,997   1,071,432    998,547    983,045  16.3%
    Allowance for
     loan losses   12,700     12,243      11,898     10,907     10,524  20.7%
    Intangible
     assets        36,623     36,667      36,426     25,169     24,444  49.8%
    Deposits    1,143,798  1,151,969   1,143,813  1,055,957  1,015,318  12.7%
    Borrowings     66,000     31,000      36,000     30,000     23,000 187.0%
    Shareholders'
     equity       138,088    135,327     133,551    123,985    122,129  13.1%



    YIELD INFORMATION
                                        For the Three Months Ended
                      Sept. 30, June 30, March 31, Dec. 31, Sept. 30, One Year
                        2003      2003    2003     2002      2002   Change (2)

    Yield on loans     6.08%      6.36%   6.57%    6.70%     6.94%   -86 bp
    Yield on securities
     - tax equivalent  5.06%      5.43%   5.84%    6.06%     6.29%  -123 bp
    Yield on other
     earning assets    2.10%      2.00%   2.34%    1.71%     3.25%  -115 bp
    Yield on all interest
     earning assets    5.93%      6.13%   6.33%    6.42%     6.83%   -90 bp
    Rate on interest
     bearing deposits  1.57%      1.77%   1.90%    2.13%     2.38%   -81 bp
    Rate on other
     interest bearing
     liabilities       3.86%      5.08%   5.95%    5.88%     3.60%    26 bp
    Rate on all interest
     bearing
     liabilities       1.66%      1.87%   2.03%    2.23%     2.42%   -76 bp
    Interest rate spread
     - tax equivalent  4.27%      4.26%   4.30%    4.19%     4.41%   -14 bp
    Net interest margin
     - tax
     equivalent (1)    4.52%      4.53%   4.59%    4.53%     4.78%   -26 bp
    Average prime rate 4.00%      4.23%   4.25%    4.45%     4.75%   -75 bp

    (1) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (2) Expressed in terms of change in basis points from previous year.



    ASSET QUALITY DATA ($ in thousands)

                      Sept. 30, June 30, March 31, Dec. 31, Sept. 30, One Year
                        2003       2003    2003     2002      2002     Change

    Nonaccrual loans  $4,343      3,741   2,941    2,976     3,009    44.3%
    Restructured loans    21         22      38       41        73   -71.2%
    Accruing loans > 90
     days past due        --         --      --       --        --      --
      Total nonperforming
       loans           4,364      3,763   2,979    3,017     3,082    41.6%
    Other real estate    929      1,174   1,326    1,384     1,277   -27.3%
      Total nonperforming
       assets         $5,293      4,937   4,305    4,401     4,359    21.4%

    Net charge-offs to
     average loans -
     annualized         0.08%      0.07%   0.11%    0.17%     0.09%     -1 bp*
    Nonperforming loans
     to total loans     0.38%      0.34%   0.28%    0.30%     0.31%      7 bp*
    Nonperforming assets
     to total assets    0.39%      0.37%   0.33%    0.36%     0.37%      2 bp*
    Allowance for loan
     losses to total
     loans              1.11%      1.10%   1.11%    1.09%     1.07%      4 bp*


    * Expressed in terms of change in basis points from previous year.

SOURCE  First Bancorp
    -0-                             10/23/2003
    /CONTACT:  James H. Garner of First Bancorp, +1-910-576-6171/
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp; First Bank
ST:  North Carolina, South Carolina, Virginia
IN:  FIN
SU:  ERN